Exhibit 99.1

[GB&T LOGO]

NEWS RELEASE

For Immediate Release

For more information, please contact:

Gregory L. Hamby	W. Michael Banks	P.O. Box 2760
EVP and CFO	Senior Vice President	Gainesville, GA 30503
ghamby@gbt.com	mbanks@gbt.com	Fax: (770) 531-7359
Phone: (678) 450-3369	Phone: (678) 450-3480

GB&T Bancshares, Inc. Reports Second Quarter 2004 Net Income of $2.2 Million, Up 28.9%
Declares Cash Dividend of $0.076 Adjusted for 5-for-4 Stock Split

GAINESVILLE, Ga., July 20, 2004 (PRIMEZONE) — GB&T Bancshares, Inc. (Nasdaq:GBTB), a fast-growing multi-bank holding company comprised of five Georgia community banks, reported second quarter 2004 net income of $2.2 million, or $0.26 per diluted share, compared with $1.7 million, or $0.25 per diluted share, for the prior-year second quarter. Earnings reflect strong revenue growth from a combination of internal growth and acquisitions; the Company surpassed $1 billion in assets this quarter, reflecting a 32 percent increase above last year’s second quarter. The quarterly per share comparison reflects a 24.8 percent increase in average diluted shares outstanding to 8,700,000 as a result of the 1,397,584 shares issued for the acquisition of First National Bank of the South ($127 million in assets), which closed August 29, 2003, and the impact of a 5-for-4 stock split in the form of a stock dividend effective June 18, 2004.

For the first six months of 2004, GB&T Bancshares reported net income of $4.5 million, or $0.52 per diluted share, compared to $3.4 million, or $0.50 per diluted share, for the prior-year period. The year-to-date per share comparison reflects a 25.0 percent increase in average diluted shares outstanding issued for the acquisition of First National Bank of the South and the stock split mentioned above.

At a meeting held July 19, 2004, the Board of Directors of GB&T Bancshares declared a third quarter cash dividend of $0.076 per share on the Company’s common stock. The $0.076 dividend is unchanged from the first quarter cash dividend of $0.095 when adjusted for the 5-for-4 stock split effective June 18, 2004, and is a 5.6% increase over the dividend announced for the prior-year third quarter. The declared dividend is payable on August 10, 2004 to shareholders of record as of the close of business on July 29, 2004.

The annualized returns on average assets (“ROA”) and average equity (“ROE”) for the second quarter of 2004 were 0.91 percent and 9.05 percent, respectively, compared with 0.92 percent and 11.08 percent for the second quarter of 2003. For the first six months of 2004, ROA and ROE were 0.92 percent and 9.09 percent, respectively, compared with 0.93 percent and 11.18 percent for the prior-year period.

Richard A. Hunt, President and CEO, commented, “We achieved an important milestone this quarter when we surpassed the $1 billion mark in total assets. We believe our ability to maintain strong profit growth and excellent asset quality while we expand our Company at a rapid pace validates the success of the high-growth acquisition strategy we launched in 1998. We are pleased with our progress and see further opportunities, both organically and through acquisitions, for continued earnings momentum. Our markets are among the fastest-growing in the country, and we plan to participate in that growth. Customers continue to be attracted by our real-estate expertise combined with responsive service and the latest technology.

“Our pending acquisitions of $118 million asset Southern Heritage Bancorp, located in south Hall County and $72 million asset Lumpkin County Bank in neighboring Lumpkin County will further solidify our foothold in high-growth markets, as well as provide opportunities to enhance our efficiency as we grow. We anticipate both of these acquisitions will close during the third quarter.

“We continue to receive recognition for our strong performance. For the fifth consecutive year, GB&T Bancshares ranked among the top 100 of Georgia’s top performing companies in the Atlanta Journal-Constitution’s 11th annual Best-of-Business Section — better known as the Georgia 100. For the second consecutive year, GB&T Bancshares has been included in the Russell 3000 index of the 3,000 largest publicly-traded companies based on market capitalization.”

Total revenue, defined as net interest income and non-interest income, was $12.1 million for the second quarter of 2004, an increase of 23.8 percent over the $9.7 million reported in the prior-year period. Net interest income rose 24.1 percent to $9.1 million, reflecting a 29.3 percent increase in average earning assets above the prior-year quarter, partially offset by a 16 basis point decline in the net interest margin over the same period, to 4.08 percent. Mr. Hunt noted, “While low interest rates have placed downward pressure on our net interest margin in recent quarters, we are encouraged by the recent increase in the federal funds rate, and we believe we are positioned for improvement in our net interest margin in the rising rate environment.”

Non-interest income for the second quarter of 2004 was $2.9 million, an increase of 23.0 percent over the prior-year period. Excluding gains on the sale of securities, non-interest income increased 10.8 percent. The majority of the increase was derived from growth in our charges on deposit accounts, up 25.8 percent, and improvement in other operating income, up 54.2 percent. Growth in both of these categories reflects the First National Bank of the South acquisition plus organic growth. Excluding gains on sale of securities, non-interest income represents 22.2 percent of operating revenue.

Non-interest expense for the second quarter of 2004 was $8.5 million, an increase of 16.2 percent above the second quarter of 2003. Excluding the one-time loss of $0.2 million on the sale of real property, non-interest expense increased 19.5 percent. Salaries and employee benefits, the largest component of expense growth, increased 18.4 percent, reflecting a 16.4 percent increase in full-time equivalent staff from the acquisition of First National Bank of the South, as well as merit and benefits increases. GB&T Bancshares’ efficiency ratio was 72.4 percent for the second quarter of 2004 compared to 72.0 percent for the prior-year period.

Asset quality is strong and shows improving trends. Mr. Hunt commented, “We are pleased to report a decline in the absolute and relative levels of nonperforming assets over the last twelve months, despite 31.9 percent growth in our loan portfolio during the same period.” Nonperforming assets at June 30, 2004, were 0.50 percent of assets compared with 0.67 percent twelve months ago. Annualized net charge-offs for the second quarter of 2004 were 0.19 percent of average loans compared with 0.06 percent for the second quarter of 2003. The ratio of loan loss reserves was 1.21 percent of total loans.

Total assets were $1.0 billion at June 30, 2004, an increase of $242.5 million, or 32.0 percent from twelve months ago. The First National Bank of the South acquisition accounted for $127 million, or 52.4 percent, of the increase, while $115 million of the asset growth, or 47.6 percent, was organic. Loans rose $180.4 million, or 31.9 percent, to $745.4 million. Total deposits increased $173.3 million, or 28.6 percent, to $778.4 million.

Shareholders’ equity at June 30, 2004 was $99.4 million, a twelve-month increase of $36.1 million, or 57.0 percent, reflecting the impact of the First National Bank of the South acquisition. Shareholders’ equity was 9.94 percent of period-end assets. GB&T Bancshares had 8,592,874 shares of common stock outstanding at quarter-end.

About GB&T Bancshares, Inc.

Based in Gainesville, Georgia, GB&T Bancshares, Inc. is a multi-bank holding company operating five community banks: Gainesville Bank & Trust, United Bank & Trust, Community Trust Bank, HomeTown Bank of Villa Rica, and First National Bank of the South. In addition, the Company owns a consumer finance company, Community Loan Company, with eight offices located in Northern Georgia. As of June 30, 2004, GB&T Bancshares had assets of $1.0 billion, with 20 branches located in high-growth Georgia markets. GB&T Bancshares’ common stock is listed on the Nasdaq National Market under the symbol “GBTB.” Please visit our website www.gbt.com for additional information about the company.

Forward-Looking Statements

Some of the statements in this press release, including, without limitation, statements regarding our proposed acquisitions, projected growth in the counties in which we operate, our efficiency, loan loss reserves, net interest margin, revenue growth and other statements regarding our future results of operations are “forward-looking statements” within the meaning of the federal securities laws. In addition, when we use words like “anticipate”, “believe”, “intend”, “expect”, “estimate”, “could”, “should”, “will”, and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. These forward-looking statements involve risks and uncertainties and are based on our current beliefs and assumptions. Factors that may cause actual results to differ materially from those expressed or implied by such forward-looking statements include, among others, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins or the volumes or values of loans held or made by us; (3) general economic conditions may be less favorable than expected (both generally and in our markets), resulting in, among other things, a deterioration in credit quality and/or a reduction in demand for credit; (4) economic, governmental or other factors may prevent the projected population and commercial growth in the counties in which we operate; (5) we may be unable to obtain required shareholder or regulatory approval for our proposed acquisitions, (6) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which we are engaged; (7) costs or difficulties related to the integration of our businesses may be greater than expected; (8) deposit attrition, customer loss or revenue loss following the acquisitions may be greater than expected; (9) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than us; and (10) adverse changes may occur in the equity markets. Many of these factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. We disclaim any obligation to update or revise any forward-looking statements contained in this release.

GB&T has filed registration statements on Form S-4 and other documents with the Securities and Exchange Commission (the “SEC”) in connection with the acquisitions of Southern Heritage Bancorp, Inc. and Lumpkin County Bank. One registration statement contains a prospectus of GB&T relating to the common stock to be issued in the acquisition of Southern Heritage Bancorp and a proxy statement of Southern Heritage Bancorp relating to the acquisition, while the other registration statement contains a prospectus of GB&T relating to the common stock to be issued in the acquisition of Lumpkin County Bank and a proxy statement of Lumpkin County Bank relating to the acquisition. Investors and shareholders are urged to read the respective proxy statements/prospectuses and any other relevant documents filed with the SEC because they contain important information. Investors and shareholders will be able to receive the respective proxy statements/prospectuses and other documents filed by GB&T free of charge at the SEC’s web site, www.sec.gov or from GB&T Bancshares, Inc. at 500 Jesse Jewell Parkway, S.E., Gainesville, Georgia 30501.

GB&T and its directors and executive officers and Southern Heritage Bancorp and its directors and executive officers will be participants in the solicitation of proxies in connection with the acquisition of Southern Heritage. In addition, GB&T and its directors and executive officers and Lumpkin County Bank and its directors and executive officers will be participants in the solicitation of proxies in connection with the acquisition of Lumpkin County Bank. Information about the directors and executive officers of GB&T and their ownership of GB&T stock will be set forth in the respective proxy statements/prospectuses. Investors may obtain additional information regarding the interests of such participants by reading the respective proxy statements/prospectuses.

GB&T Bancshares Inc.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands except per share amounts)

	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
	2004	2004	2003	2003	2003
EARNINGS
Net interest income	$9,110	8,886	9,301	7,865	7,341
Provision for loan loss	$325	284	155	861	176
Other income	$2,942	2,899	2,660	2,524	2,392
Other expense	$8,475	8,348	8,282	7,319	7,291
Net income	$2,233	2,230	2,803	1,478	1,733
Non-recurring expense (loss on sale of building) after-tax	$0	0	0	0	196
Operating income	$2,233	2,230	2,803	1,478	1,929

PER SHARE DATA
Basic earnings per share	$0.26	0.26	0.33	0.20	0.26
Diluted earnings per share	$0.26	0.26	0.32	0.19	0.25
Operating diluted earnings per share	$0.26	0.26	0.32	0.19	0.28
Book value per share	$11.57	11.65	11.40	11.21	9.40
Tangible book value per share	$7.75	7.79	7.51	7.67	7.99
Cash dividend per share	$0.076	0.072	0.072	0.072	0.072

PERFORMANCE RATIOS
Return on average assets	0.91%	0.93%	1.18%	0.72%	0.92%
Return on average equity	9.05%	9.14%	11.62%	7.94%	11.08%
Net interest margin	4.08%	4.11%	4.32%	4.18%	4.24%
Other expense/Average assets	3.44%	3.49%	3.47%	3.58%	3.89%
Efficiency Ratio	72.40%	72.45%	70.58%	70.98%	72.03%
Other income/Total operating revenue	22.18%	22.88%	20.73%	23.72%	24.19%

MARKET DATA
Market value per share - Period end	$23.90	22.52	18.90	17.81	19.66
Market as a% of book	2.07	1.93	1.66	1.59	2.09
Cash dividend yield	1.27%	1.28%	1.52%	1.62%	1.47%
Common stock dividend payout ratio	29.23%	28.13%	22.50%	37.50%	29.03%
Period-end common shares outstanding (000)	8,593	8,528	8,493	8,490	6,739
Common stock market capitalization ($ Millions)	$205.37	192.04	160.55	151.20	132.45

CAPITAL & LIQUIDITY
Equity to assets	9.94%	10.20%	10.26%	10.35%	8.35%
Period-end tangible equity to assets	6.88%	7.06%	7.00%	7.33%	7.19%
Total risk-based capital ratio	11.66%	11.78%	11.80%	12.34%	12.84%
Average loans to deposits	95.54%	97.39%	95.63%	96.00%	94.25%

ASSET QUALITY
Net charge-offs	$342	6	508	157	87
(Ann.) Net loan charge-offs/ Average loans	0.19%	0.003%	0.29%	0.10%	0.06%
Non-performing loans	$2,511	2,951	3,333	4,849	3,332
OREOs	$1,368	2,053	1,868	1,279	1,171
90-day past dues	$1,096	1,053	509	750	597
NPAs + 90 day past due/Total assets	0.50%	0.62%	0.60%	0.75%	0.67%
Allowance for loan losses/Total loans	1.21%	1.24%	1.23%	1.33%	1.33%
Allowance for loan losses/NPAs + 90 days past due	180.64%	148.65%	152.82%	132.00%	147.59%

END OF PERIOD BALANCES
Total loans, net of unearned fees	$745,437	724,282	709,958	685,098	565,055
Total assets	$1,000,519	974,213	944,278	919,228	758,048
Deposits	$778,364	758,178	728,629	712,289	605,063
Stockholders’ equity	$99,431	99,327	96,843	95,172	63,325
Full-time equivalent employees	384	388	380	365	330

AVERAGE BALANCES
Loans	$738,092	720,063	700,662	611,294	564,210
Total earning assets	$898,197	869,253	854,205	747,089	694,728
Total assets	$990,519	960,962	945,785	811,516	751,953
Deposits	$772,587	739,353	732,672	636,735	598,642
Stockholders’ equity	$99,254	98,137	95,701	73,868	62,739

GB&T Bancshares, Inc.

Condensed Consolidated Statement of Condition

	6/30/2004	6/30/2003
	(Unaudited)	(Unaudited)

Assets (in thousands):
Cash and due from banks	$19,090	$17,092
Interest-bearing deposits in banks	961	4,778
Federal funds sold	9,631	15,607
Total cash and equivalents	29,682	37,477

Securities available-for-sale, at fair value	146,429	115,988
Restricted equity securities	5,388	3,531
Total securities	151,817	119,519

Loans	745,437	565,055
Allowance for loan losses	8,987	7,527
Loans, net	736,450	557,528

Premises and equipment	26,454	20,576
Goodwill and intangible assets	32,825	9,493
Other assets	23,291	13,455
Total assets	$1,000,519	$758,048

Liabilities and Stockholders’ Equity (in thousands):
Deposits
Non interest-bearing	$94,548	$66,894
Interest-bearing	683,816	538,169
Total deposits	778,364	605,063

Federal funds purchased and securities sold under repurchase agreements	17,259	11,451
Federal Home Loan Bank advances	77,458	57,585
Other borrowings	2,234	822
Other liabilities	10,309	4,802
Company guaranteed trust preferred securities	15,464	15,000
Total liabilities	901,088	694,723

Stockholders’ equity:

Capital stock	68,825	35,976
Retained earnings	31,594	25,635
Accumulated other comprehensive income (loss)	(988)	1,714
Total stockholders’ equity	99,431	63,325

Total liabilities and stockholders’ equity	$1,000,519	$758,048

GB&T BANCSHARES, INC.  AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
	(amounts in thousands, except per share data)
Interest income:
Loans, including fees	$11,903	$9,967	$23,548	$19,705
Investment securities:
Taxable	1,040	950	2,025	1,935
Nontaxable	186	158	370	326
Federal funds sold	33	52	60	106
Interest-bearing deposits in banks	7	6	8	17
Total interest income	13,169	11,133	26,011	22,089
Interest expense:
Deposits	3,005	2,899	5,908	5,876
Federal funds purchased and securities sold under repurchase agreements	45	42	93	83
Federal Home Loan Bank advances	801	637	1,601	1,365
Other borrowings	208	214	413	427
Total interest expense	4,059	3,792	8,015	7,751
Net interest income	9,110	7,341	17,996	14,338

Provision for loan losses	325	176	609	390
Net interest income after Provision for loan losses	8,785	7,165	17,387	13,948

Other income:
Service charges on deposit accounts	1,487	1,182	2,881	2,274
Mortgage origination fees	511	726	971	1,283
Insurance commissions	157	149	301	293
Gain on sale of securities	346	49	609	77
Other operating income	441	286	1,079	817
Total other income	2,942	2,392	5,841	4,744

Other expense:
Salaries and employee benefits	4,940	4,171	9,873	8,295
Net occupancy and equipment expense	1,204	1,030	2,426	2,034
Other operating expenses	2,331	2,090	4,524	3,763
Total other expense	8,475	7,291	16,823	14,092
Income before income taxes	3,252	2,266	6,405	4,600
Income tax expense	1,019	533	1,942	1,156
Net income	$2,233	$1,733	$4,463	$3,444
Earnings per share:
Basic	$0.26	$0.26	$0.52	$0.51
Diluted	$0.26	$0.25	$0.52	$0.50
Weighted average shares
Basic	8,556	6,728	8,533	6,714
Diluted	8,700	6,973	8,667	6,934
Cash dividends per common share	$0.076	$0.072	$0.148	$0.140

CONTACT:

GB&T Bancshares, Inc.

Gregory L. Hamby, EVP and CFO

678-450-3369

ghamby@gbt.com

W. Michael Banks, Senior Vice President

678-450-3480

mbanks@gbt.com